DATARAM

PRESS RELEASE

Dataram Contact:                  Investor Contact:
Mark Maddocks,                    Joe Zappulla
Chief Financial Officer           Wall Street Investor Relations Corp.
609-799-0071                      212-714-2445
info@dataram.com                  JZappulla@WallStreetIR.com



          DATARAM REPORTS FOURTH QUARTER FINANCIAL RESULTS


PRINCETON, N.J. June 18, 2003 - Dataram Corporation (NASDAQ: DRAM) today reported its financial results for the fourth quarter and fiscal year ended April 30, 2003. Revenues for the fourth quarter were $12.5 million compared to third quarter revenues of $12.8 million and revenues of $19.8 million for the fourth quarter of the previous fiscal year.

During the fourth quarter, the Company announced a restructuring of its operations. As part of the restructuring, the Company ceased production of memory for the PC market and closed its production facility in Aarhus, Denmark. The Company has consolidated all manufacturing into its facility located in Bucks County, Pennsylvania. As a result, the Company reduced its workforce by approximately 28 percent and incurred a consolidated pretax charge of approximately $3.8 million in the fourth quarter, which consists primarily of additional depreciation and amortization of fixed assets, a provision for leasehold impairment, a write down of PC related inventory and severance payments. Additionally, the Company wrote-off its purchased goodwill of approximately $11.1 million. Of these amounts, $300,000 has been charged to cost of sales, with the balance recorded as restructuring charges of $3.1 million and asset impairment charges of $11.5 million, which is net of the effect of certain foreign exchange translation gains.

The Company's net loss, inclusive of these charges, was $12.7 million or $1.50 per share for the quarter. This compares to a net loss of $793,000 or $0.09 per share in the third quarter of fiscal year 2003 and a net loss of $1.7 million or $0.20 per share in the fourth quarter of last fiscal year. The net loss for the fiscal year was $15.6 million or $1.84 per share compared to a net loss of $8.1 million or $0.95 per share in the prior comparable period.

Robert Tarantino, Dataram's chairman and CEO, commented, "Throughout fiscal 2002 and 2003 we have generated positive cash flow from operations and paid off more than $15 million of debt. The actions we took in the fourth quarter are expected to reduce our operating costs by approximately $7 million, annually. Our production capacity in the U.S. is more than sufficient to meet current levels of demand. Our U.S. operation, coupled with our European distribution center, can produce and deliver orders anywhere in the world, usually within 24 hours."

Mark Maddocks, Dataram's vice president of finance and CFO, stated, "Dataram's financial condition remains strong. We have generated positive cash flow during a two year period of economic weakness and delivered solid balance sheet metrics. The Company has no long-term debt, a current ratio of 2.5-to-1 and a quick ratio of 1.4-to-1. Additionally, we carry a tax receivable of $3.1 million on the balance sheet, which we expect to receive in the next few months and our undeveloped property, which is carried on our books for $875,000, is contracted for sale for $3 million."

Mr. Tarantino concluded, "We remain confident in our long-term prospects and our ability to meet improved demand for our products. Our management team is focused on growing revenue, managing operating costs and returning to profitability. The memory market has shown signs of recovery in recent months and sales are in line with our expectations. Looking forward, we are encouraged by current business trends and, coupled with the costs savings associated with our fourth quarter restructuring, we expect to operate profitably in fiscal 2004."

Dataram will conduct a conference call today at 4:15 p.m. (EDT) today to present its fourth quarter and full fiscal year financial results and to respond to investor questions. Interested shareholders may participate in the call by dialing 800-883-9624 and providing the following reservation number:
21151433. It is recommended that participants call 10 minutes before the conference call is scheduled to begin. The conference call can also be
accessed over the Internet through Vcall at www.vcall.com.   A replay of the
call will be available approximately one hour after the completion of the conference call through Vcall and for 24 hours by dialing 800-633-8284 or 402-977-9140 and entering the reservation number listed above.






ABOUT DATARAM CORPORATION

Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 36 years experience Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP/Compaq, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com


The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

                   Financial Tables Follow








                    DATARAM CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share amounts)
                               (Unaudited)

                                   Quarter Ended          Year Ended

                               4/30/2003   4/30/2002   4/30/2003   4/30/2002

Revenues                       $  12,520   $  19,801   $  53,529   $  81,190
Costs and expenses:
     Cost of sales                 9,734      16,514      39,529      56,737
     Engineering and development     383         393       1,539       1,839
     Selling, general and
       administrative              4,056       4,973      17,204      21,532
     Asset impairment charge      11,535           0      11,535       5,856
     Restructuring charges         3,065           0       3,805       1,200
                                ________    ________    ________    ________
                                  28,773      21,880      73,612      87,164

Loss from operations             (16,253)     (2,079)    (20,083)     (5,974)

Interest expense, net                (28)        (91)        (84)       (916)
                                ________    ________    ________    ________


Loss before income taxes         (16,281)     (2,170)    (20,167)     (6,890)

Income tax provision (benefit)    (3,546)       (453)     (4,563)      1,211
                                ________    ________    ________    ________

Net loss                       $ (12,735)  $  (1,717)  $ (15,604)  $  (8,101)
                                ========    ========    ========    ========

Net loss per share:
     Basic                     $   (1.50)  $   (0.20)  $   (1.84)  $   (0.95)
                                ========    ========    ========    ========
     Diluted                   $   (1.50)  $   (0.20)  $   (1.84)  $   (0.95)
                                ========    ========    ========    ========

Average number of shares outstanding:
     Basic                         8,502       8,490       8,500       8,487
                                ========    ========    ========    ========
     Diluted                       8,502       8,490       8,500       8,487
                                ========    ========    ========    ========















































































































































































































































































                   DATARAM CORPORATION AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                           (In thousands)
                            (Unaudited)

                                         April 30, 2003         April 30, 2002
                                         ______________         _____________

ASSETS
   Current assets:
   Cash and cash equivalents               $   2,500             $    3,656
   Trade receivables, net                      6,292                 11,478
   Inventories                                 2,855                  5,435
   Income tax receivable                       3,138                    699
   Other current assets                          834                    532
                                          __________              _________
   Total current assets                       15,619                 21,800

Property and equipment, net                    4,564                  9,210

Goodwill                                           0                 11,144

Other assets                                      24                    408
                                          __________              _________
                                          $   20,207             $   42,562
                                          ==========             ==========

LIABILITIES AND STOCKHOLDERS'' EQUITY
Current liabilities:
   Accounts payable                            3,207                  6,600
   Accrued liabilities                         2,978                  1,687
                                          __________              _________
   Total current liabilities                   6,185                  8,287

Deferred income taxes                              0                    647
Long-term debt                                     0                  3,800

Stockholders'' equity                         14,022                 29,828
                                          __________              _________
                                          $   20,207             $   42,562
































































































































































































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